EXHIBIT 10.10

                                 SUBLEASE

     This Sublease ("Sublease") is made this 1st day of November, 2003 by and between Cygni Capital LLC (formerly Mezzanine Associates LLC), a California limited liability corporation with an address at 170 Newport Center Dr., Suite 220, Newport Beach, CA 92660, ("Sublessor"), and Caneum, Inc., a Nevada corporation registered to do business in California, with an address at 170 Newport Center Dr., Suite 220, Newport Beach, CA 92660 (the "Sublessee").

                                 RECITALS

     A. Sublandlord, as Tenant, is leasing from The Irvine Company, ("Landlord") those certain premises located at 170 Newport Center Drive, Newport Beach, California, specifically Suite 220 consisting of approximately 1,841 rentable square feet ("Premises") pursuant to that certain lease dated May 28th 2002 ("Master Lease"), by and between THE IRVINE COMPANY ("Landlord"), and Sublessor ("Tenant"). Subtenant acknowledges having received and reviewed a copy of the Master Lease.

     B. Sublandlord desires to lease to Subtenant and Subtenant desires to lease from Sublandlord a portion of the Premises consisting of approximately 130 rentable square feet (the "Sublease Premises") identified as Office "E" as shown on Exhibit A attached hereto, on the terms and conditions set forth in this Sublease.

     NOW, THEREFORE, the parties hereto agree as follows:

     1.   PREMISES

          Sublandlord leases to Subtenant and Subtenant hires from Sublandlord the Sublease Premises, together with the appurtenances thereto in an "as is" condition.

     2.   INCORPORATION OF MASTER LEASE

          This Sublease is subject to all of the terms and conditions of the Master Lease and Subtenant hereby accepts, assumes and agrees to perform all the obligations of Sublandlord as Tenant under the Master Lease and all of the terms and conditions of this Sublease (with each reference therein to Landlord and Tenant to be deemed to refer to Sublandlord and Subtenant, respectively). Subtenant shall not commit or permit to be committed on the Sublease Premises any act or omission which shall violate any term or condition of the Master Lease. In the event of the termination for any reason of Sublandlord's interest as Tenant under the Master Lease, then this Sublease shall terminate therewith without any liability of Sublandlord to Subtenant; except that if this Sublease terminates as a result of a default of one of the parties hereto, whether under this Sublease, the Master Lease, or both, the defaulting party shall be liable to the non-defaulting party for all direct damages suffered by the non-defaulting party resulting from such termination. In no event shall either party be liable to the other for any indirect, special, incidental, consequential or punitive damages, including lost profits, which in any way arise out of or relate to this Sublease.

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     3.   TERM

          The term of this Sublease shall be from month to month commencing on October 1, 2003.

     4.   USE

          Subtenant shall use the Sublease Premises for general office and for no other purpose.

     5.   RENTAL

          (a) Subtenant shall pay to Sublandlord as rent for the Sublease Premises, in advance, on the first day of each calendar month of the term of this Sublease, without deduction, offset, prior written notice or demand; in lawful money of the United States, the sum outlined in paragraph 12 herein. If the commencement and/or termination date is not the first day of the month, a prorated monthly installment shall be paid at the then current rate for the fractional month during which the Sublease commences and/or terminates.

          (b) Sublandlord acknowledges receipt from Subtenant, on the execution hereof, of the sum of Five Hundred Dollars ($500.00) to be applied against rent for the first full month of the term.

          (c) Sublandlord does not require a security deposit from Subtenant.

     6.   SURRENDER AT END OF TERM

          Subtenant agrees to surrender the Sublease Premises on expiration or earlier termination of the term hereof, in good condition and repair, reasonable wear and tear excepted.

     7.   PARKING

          All parking shall be subject to the terms and conditions of the master lease. Subtenant shall contract and pay for parking stalls on an as needed basis subject to the terms and conditions of the Master Lease.

     8.   TENANT IMPROVEMENTS AND SIGNAGE

          Sublessor shall provide keys to the premises and repaint the suite to match existing. Subtenant shall pay for building standard door and directory signage subject to the terms and conditions of the lease.

     9.   LANDLORD'S WRITTEN CONSENT

          This Sublease is conditioned upon and effective only upon obtaining the written consent of Landlord.

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     10.  NOTICES

          All notices and demands of any kind required to be given by Sublandlord or Subtenant hereunder shall be in writing and shall be effective upon receipt.

     11.  INSURANCE

          Insurance requirements pertaining to Sublandlord as Tenant under Exhibit D of the Master Lease shall also apply to Subtenant.

     12.  BASE RENT

          Subtenant shall pay to Sublandlord as Base Monthly Rent for the
Premises:

                         Base Rent Per Month
                               $500.00

     13.  SIGNAGE

          Subtenant will have signage outside office, at their own expense.

     14.  OPERATING EXPENSES

          There shall be no operating expense pass throughs during the sublease term.

SUBLANDLORD:                             SUBTENANT:

Cygni Capital LLC                        Caneum, Inc.
A California limited liability company   A Nevada corporation

By: /s/ Eric Chess Bronk                 By:  /s/ Sukhbir Singh Mudan
     Eric Chess Bronk, President              Sukhbir Singh Mudan, President




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